                                                      Exhibit 99.1

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Condensed Financial
  Information...............................................   F-2
Unaudited Pro Forma Combined Condensed Statements of
  Continuing Operations for the Year Ended December 31,
  1999......................................................   F-3
Unaudited Pro Forma Combined Condensed Statements of
  Continuing Operations for the Period Ended September 30,
  2000......................................................   F-4
Notes to Unaudited Pro Forma Combined Condensed Financial
  Information...............................................   F-5

INTERVU INC.
Condensed Consolidated Balance Sheets.......................   F-6
Condensed Consolidated Statements of Operations.............   F-7
Condensed Consolidated Statements of Cash Flows.............   F-8
Notes to Condensed Consolidated Financial Statements........   F-9

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information gives effect to the acquisitions by Akamai of INTERVU and Network24 as if the transactions had occurred on January 1, 1999. These transactions are being accounted for using the purchase method of accounting. The unaudited pro forma combined condensed financial information for the year ended December 31, 1999 combines Akamai's historical statements of continuing operations for the year ended December 31, 1999 with INTERVU's and Network24's historical statements of continuing operations for the year ended December 31, 1999. The unaudited pro forma combined condensed financial information for the nine months ended September 30, 2000 combines Akamai's historical statements of continuing operations for the nine months ended September 30, 2000 with INTERVU's historical statements of continuing operations for the period from January 1, 2000 to April 20, 2000 and Network24's historical statements of continuing operations for the period from January 1, 2000 to February 10, 2000. The pro forma combined condensed financial information is based on continuing operations only and excludes extraordinary items. A pro forma balance sheet has not been presented as the transactions have been reflected in Akamai's September 30, 2000 balance sheet.

     The pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results of Akamai. The pro forma combined condensed financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of Akamai's, INTERVU's and Network24's operations.

     The unaudited pro forma combined condensed financial information should be read in conjunction with the audited financial statements and accompanying notes of Akamai, INTERVU and Network24 included elsewhere in this prospectus.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
         OF CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
                     (in thousands, except per share data)

                                               HISTORICAL                       PRO FORMA
                                     -------------------------------   ----------------------------
                                      AKAMAI    NETWORK24   INTERVU    ADJUSTMENTS       COMBINED
                                     --------   ---------   --------   -----------      -----------
Revenue............................  $  3,986    $   735    $11,834     $      --       $    16,555
                                     --------    -------    --------    ---------       -----------
Operating expenses:
  Cost of services.................     9,002        768      5,160            --            14,930
  Engineering and development......    11,749        463     10,094          (169)(3)        22,137
  Sales, general and
     administrative................    29,621      2,270     26,659        (1,725)(3)        56,825
  Amortization of intangible
     assets........................        47         --         86       954,471(2)        954,604
  Charges associated with the NBC
     Strategic Alliance
     Agreement.....................        --         --     17,194            --            17,194
  Equity-related compensation......    10,005         --         --            --            10,005
                                     --------    -------    --------    ---------       -----------
     Total operating expenses......    60,424      3,501     59,193       952,577         1,075,695
                                     --------    -------    --------    ---------       -----------
Operating loss.....................   (56,438)    (2,766)   (47,359)     (952,577)       (1,059,140)
Interest income, net...............     2,269         62      3,968            --             6,299
                                     --------    -------    --------    ---------       -----------
Loss from continuing operations....  $(54,169)   $(2,704)   $(43,391)   $(952,577)      $(1,052,841)
                                     ========    =======    ========    =========       ===========
Loss from continuing operations per
  common share:
  Basis and diluted................  $  (1.80)                                          $    (25.79)
                                     ========                                           ===========
Weighted average number of common
  shares:
  Basis and diluted................    30,177                              10,645(1)         40,822
                                     ========                           =========       ===========

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
        OF CONTINUING OPERATIONS FOR THE PERIOD ENDED SEPTEMBER 30, 2000
                     (in thousands, except per share data)

                                                 HISTORICAL                      PRO FORMA
                                      --------------------------------   --------------------------
                                       AKAMAI     NETWORK24   INTERVU    ADJUSTMENTS      COMBINED
                                      ---------   ---------   --------   -----------      ---------
Revenue.............................  $  52,522    $    80    $ 6,606     $      --       $  59,208
                                      ---------    -------    --------    ---------       ---------
Operating expenses:
     Cost of services...............     37,465        241      2,576            --          40,282
     Engineering and development....     38,198        149      5,151            --          43,498
     Sales, general and
       administrative...............    111,072        764     15,707            --         127,543
     Amortization of intangible
       assets.......................    436,780         --         52       274,636(2)      711,468
     Acquired in-process research
       and development..............      1,372         --         --        (1,372)(4)          --
     Equity-related compensation....     21,263         --         --            --          21,263
                                      ---------    -------    --------    ---------       ---------
          Total operating
            expenses................    646,150      1,154     23,486       273,264         944,054
                                      ---------    -------    --------    ---------       ---------
Operating loss......................   (593,628)    (1,074)   (16,880)     (273,264)       (884,846)
Interest income, net................     11,052          6      2,022            --          13,080
                                      ---------    -------    --------    ---------       ---------
Loss before provision for income
  taxes.............................   (582,576)    (1,068)   (14,858)     (273,264)       (871,766)
     Provision for income taxes.....        132         --         --            --             132
                                      ---------    -------    --------    ---------       ---------
Loss from continuing operations.....  $(582,708)   $(1,068)   $(14,858)   $(273,264)      $(871,898)
                                      =========    =======    ========    =========       =========
Loss from continuing operations per
  common share:
     Basis and diluted..............  $   (6.84)                                          $   (9.53)
                                      =========                                           =========
Weighted average number of common
  shares:
     Basic and diluted..............     85,244                               6,254(1)       91,498
                                      =========                           =========       =========

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     On February 10, 2000, Akamai acquired all of the outstanding common and preferred stock of Network24 in exchange for 620,872 shares of Akamai common stock and $12.5 million in cash. Akamai also issued options and warrants exercisable for 195,862 shares of Akamai stock in exchange for all outstanding options and warrants exercisable for Network24 common stock. The value of the acquisition was $203.6 million based on the fair value of the consideration paid plus direct acquisition costs.

     On April 20, 2000, Akamai acquired all of the outstanding common and preferred stock of INTERVU in exchange for 10.0 million shares of Akamai common stock. Akamai also issued options and warrants exercisable for 2.2 million shares of Akamai common stock in exchange for all outstanding options and warrants exercisable for INTERVU common stock. The value of the acquisition was $2.8 billion based on the fair value of the consideration paid plus direct acquisition costs.

     Both acquisitions were accounted for using the purchase method of accounting. The purchase price for the respective acquisitions was allocated as follows:

                                                          INTERVU     NETWORK24
                                                          --------    ---------
                                                               (MILLIONS)
Tangible net assets.....................................  $ 126.1      $  2.7
Intangible assets.......................................  2,657.2       200.9
In-process R&D..........................................      1.4          --
                                                          --------     ------
Total purchase price....................................  $2,784.7     $203.6
                                                          ========     ======

     The intangible assets are being amortized over their estimated useful lives of two to three years.

     The unaudited pro forma combined condensed financial information gives effect to the above acquisitions as if the transactions had taken place on January 1, 1999. INTERVU's and Network24's historical statements of operations for the nine months ended September 30, 2000 reflect the operating activity of INTERVU for the period January 1 through April 20, 2000 and the operating activity of Network24 for the period January 1 through February 10, 2000.

     The following adjustments have been reflected in the unaudited pro forma combined condensed financial information:

     (1) To reflect the shares issued in consideration for the acquisitions. For the period ended September 30, 2000, Akamai's historical weighted average common shares outstanding includes the shares issued in consideration of the acquisitions for the period from the acquisition date to September 30, 2000.

     (2) To eliminate the amortization of historical goodwill and intangible assets previously recorded by INTERVU and to record amortization expense for the intangible assets recorded as a result of the allocation of purchase price of INTERVU and Network24.

     (3) To eliminate equity-related compensation recorded by INTERVU and Network24 which would not have been recorded had the acquisitions taken place on January 1, 1999.

     (4) To eliminate the one-time write-off of in-process research and development acquired in the INTERVU acquisition.

                                  INTERVU INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               MARCH 31     DECEMBER 31
                                                                 2000          1999*
                                                              -----------   -----------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $ 62,735      $ 48,097
  Short-term investments....................................     40,637        66,950
  Accounts receivable, less allowance for doubtful accounts
     of $838 and $788, respectively.........................      3,680         5,373
  Prepaid and other current assets..........................      1,171           925
                                                               --------      --------
          Total current assets..............................    108,223       121,345
Property and equipment, net.................................     17,357        13,858
Other assets................................................      7,789         7,516
                                                               --------      --------
          Total assets:.....................................   $133,369      $142,719
                                                               ========      ========
Current liabilities:
  Accounts payable..........................................   $  5,430      $  2,916
  Accrued liabilities.......................................      2,461           774
  Accrued payroll and other.................................      2,117         2,144
                                                               --------      --------
          Total current liabilities:........................     10,008         5,834
Other long-term liabilities.................................        550           671
Redeemable convertible preferred stock, $0.001 par value:
  Series H, 30,000 shares issued and outstanding at March
     31, 2000 (unaudited) and December 31, 1999,
     respectively...........................................     30,000        30,000
Stockholders' equity:
Convertible preferred stock, $0.001 par value:
  Authorized -- 5,000,000 shares:
  Series G convertible preferred stock,
     Designated -- 1,280,000 shares; Issued and
     outstanding -- 1,280,000 shares at March 31, 2000
     (unaudited) and December 31, 1999, respectively........          1             1
Common stock, $0.001 par value: Authorized -- 45,000,000
  shares; Issued and outstanding -- 15,753,268 shares and
  15,525,821 shares at March 31, 2000 (unaudited) and
  December 31, 1999, respectively...........................         16            15
Additional paid-in capital..................................    204,418       203,823
CNN prepaid advertising.....................................    (18,422)      (20,000)
Deferred compensation.......................................     (6,743)       (8,943)
Accumulated other comprehensive (loss)......................       (190)          (99)
Accumulated deficit.........................................    (86,269)      (68,583)
                                                               --------      --------
          Total stockholders' equity........................     92,811       106,214
                                                               --------      --------
          Total liabilities and stockholders' equity........   $133,369      $142,719
                                                               ========      ========

------------------------
* Derived from audited consolidated financial statements incorporated by reference into this registration statement.

           See notes to condensed consolidated financial statements.

                                  INTERVU INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                2000         1999
                                                              ---------    --------
                                                                   (UNAUDITED)
Revenues....................................................  $  5,015     $ 1,333
Cost of revenues............................................     3,080         544
                                                              --------     -------
Gross margin................................................     1,935         789
Operating expenses:
  Research and development..................................     4,143       1,563
  Sales and marketing.......................................     8,212       2,136
  General and administrative................................     8,438       1,381
  Charges associated with the NBC Strategic Alliance
     Agreement..............................................       489          --
                                                              --------     -------
Total operating expenses....................................    21,282       5,080
                                                              --------     -------
Loss from operations........................................   (19,347)     (4,291)
Interest income.............................................     1,661         334
                                                              --------     -------
Net loss....................................................  $(17,686)    $(3,957)
                                                              ========     =======
Basic and diluted net loss per share........................  $  (1.13)    $ (0.36)
                                                              ========     =======
Shares used in calculating basic and diluted net loss per
  share.....................................................    15,584      11,005

           See notes to condensed consolidated financial statements.

                                  INTERVU INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                2000         1999
                                                              ---------    --------
                                                                   (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss..................................................  $(17,686)    $(3,957)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Recognition of lapse of NBC's obligation to return
      shares of Series G convertible preferred stock issued
      under the NBC Strategic Alliance Agreement............       489          --
     Amortization of deferred compensation..................     2,200         118
     Depreciation and amortization..........................     3,380         251
  Changes in operating assets and liabilities:
     Accounts receivable, net...............................     1,693        (927)
     Prepaid and other current assets.......................      (246)       (258)
     Accounts payable.......................................     2,514         (98)
     Accrued payroll and other..............................       (27)        (61)
     Other liabilities......................................       876          (5)
                                                              --------     -------
  Net cash used in operating activities.....................    (6,807)     (4,937)
INVESTING ACTIVITIES:
  Purchase of investments...................................    (4,677)     (1,928)
  Proceeds from sale or maturity of investments.............    30,899       4,700
  Purchases of property and equipment.......................    (5,252)     (1,058)
                                                              --------     -------
  Net cash provided by investing activities.................    20,970       1,714
FINANCING ACTIVITIES:
  Issuance of common stock..................................       596         187
  Payment on long-term obligations..........................      (121)         --
                                                              --------     -------
  Net cash provided by financing activities.................       475         187
                                                              --------     -------
Net change in cash and cash equivalents.....................    14,638      (3,036)
Cash and cash equivalents, beginning of period..............    48,097      13,086
                                                              --------     -------
Cash and cash equivalents, end of period....................  $ 62,735     $10,050
                                                              ========     =======

           See notes to condensed consolidated financial statements.

                                  INTERVU INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND BASIS OF PRESENTATION

     InterVu Inc. (the "Company" or "INTERVU") was incorporated in Delaware on August 2, 1995 to provide services for the delivery or "streaming" of live and on-demand video and audio content over the Internet. The Company utilizes a distributed network to accelerate the speed and improve the quality of video and audio delivery.

     The accompanying unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 1999 and 2000, together with the related notes are unaudited and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary for a fair statement of the results of the interim periods. The interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Consequently, these interim financial statements do not include all disclosures normally required by generally accepted accounting principles for annual financial statements. Results for the interim periods are not necessarily indicative of results for the entire fiscal year.

2.  CONTINGENCIES

     The Company is party to certain claims and legal actions arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse affect on the Company's financial position or liquidity; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact of the Company's results of operations in any period.

3.  SUBSEQUENT EVENTS

     On April 20, 2000, the Company was acquired by Akamai Technologies, Inc. ("Akamai") and became a wholly-owned subsidiary of Akamai. In the transaction, Akamai acquired all of the outstanding common and preferred stock of the Company in exchange for 10.0 million shares of Akamai common stock. Akamai also issued options and warrants exercisable for 2.2 million shares of Akamai common stock in exchange for all outstanding options and warrants exercisable for INTERVU common stock.